Securities and Exchange Commission
                              Washington, DC 20549

                             REGISTRATION STATEMENT
                                   ON FORM S-8
                                      UNDER
                           THE SECURITIES ACT OF 1933


                        ULTIMATE FRANCHISE SYSTEMS, INC.


                        (Formerly JRECK SUBS GROUP, INC.)
             (Exact name of Registrant as specified in its charter)

         COLORADO                                     84-1317674
         --------                                     ----------
(State or other jurisdiction of            (IRS Employer Identification No.)
incorporation or organization)

     2101 West State Road 434
            Suite 100
         Longwood, Florida                               32779
         ------------------                              -----
(Address of principal executive offices)               (Zip Code)


                     Compensation and Consulting Agreements
                     --------------------------------------
                            (full name of the plans)

                              Christopher M. Swartz
                                 President & CEO
                            2101 West State Road 434
                                    Suite 100
                             Longwood, Florida 32779
                             -----------------------
                     (Name and address of agent for service)

                                 (407) 682-6363
                                 --------------
          (Telephone number, including area code, of agent for service)

                                    COPY TO:
                              L. Van Stillman, Esq.
                       Law Office of L. Van Stillman, P.A.
                        1177 George Bush Blvd., Suite 308
                           Delray Beach, Florida 33483

Approximate Date of Commencement of Proposed Sales under the Plan:

         As soon as practicable after this Registration Statement becomes effective

                            Total Number of Pages: 10

              Exhibit Index begins on sequentially numbered page: 7

                         CALCULATION OF REGISTRATION FEE

Title of                         Proposed          Proposed
Securities    Maximum Amount     Maximum           Amount of
to be         to be              Offering          Aggregate        Registration
Registered    Registered         Price per Share   Offering Price   Fee

No par        1,500,000          $0.30(1)          $450,000         $118.43



--------
(a) (1) Pursuant to Rule 457(h), the maximum aggregate offering price (estimated solely for the purpose of calculating the registration fee based upon the average of the bid and asked price of the Registrant's Common Stock as of June 30, 2000) : $0.30

                                     PART I

               INFORMATION REQUIRED BY THE REGISTRATION STATEMENT

Item 1.  Plan Information.

         Ultimate Franchise Systems, Inc. has heretofore entered into agreements with third party consultants and attorneys with respect to the issuance of shares of the Registrant's common stock for services to the Registrant. In consideration for increasing the scope of the continuing services rendered and to be rendered to the Registrant until such time as the Registrant shall generate sufficient cash flow from operations in order to compensate its
consultants   and   attorneys,   the  Registrant  has  prepared  this  Form  S-8
registration statement to provide for the issuance of shares, as described below.

         Additionally, the Company's Board of Directors has authorized the issuance of shares to certain key employees, pursuant to a compensation plan, as additional compensation in lieu of cash payments.

         The Registrant has agreed to issue One Million Five Hundred Thousand (1,500,000) shares for continued corporate consulting, legal services and employee compensation to the Registrant.

Item 2.  Registrant Information and Employee Plan Annual Information.

         The Registrant shall provide consultants, attorneys and employees, without charge, upon their written or oral request the documents incorporated by reference herein in Item 3 of Part II of this Registration Statement. The Registrant shall also provide the Consultants and Attorneys, without charge, upon their written or oral request, with all other documents required to be delivered to Consultants pursuant to Rule 428(b) under the Act. Any and all such requests shall be directed to the Registrant at its place of business as reflected in this Registration Statement.

                                     PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The  following   documents  filed  with  the  Securities  and  Exchange
Commission are incorporated herein by reference:

         (a) The Registrant's Annual Report on Form 10-KSB for the year (period) ending September 30, 1999.

         (b) The Registrant's 10-QSB filed March 31, 2000 and any subsequent amendments filed.

         (c) A description of the Registrant's activities and common stock contained in exhibits to Registrant's filing pursuant to the previously stated 10-KSB and 10QSB, in (a)and (b), above.

         (d) All documents subsequently filed by the Registrant pursuant to the Exchange Act prior to the filing of a post-effective amendment indicating that all such securities then unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing such documents.

Item 4.  Description of Securities.

         We are registering up to 1,500,000 shares of our common stock, no par value per share. Each holder of our common stock is entitled to one vote per share of common stock standing in such holder's name on our records on each matter submitted to a vote of our stockholders, except as otherwise required by law. Holders of our common stock do not have cumulative voting rights so that the holders of more than 50% of the combined shares of our common stock voting for the election of directors may elect all of the directors if they choose to do so and, in that event, the holders of the remaining shares of our common stock will not be able to elect any members to our board of directors. Holders of our common stock are entitled to equal dividends and distributions, per share, when, as and if declared by our board of directors from funds legally available. Holders of our common stock do not have pre-emptive rights to subscribe for any of our securities nor are any shares of our common stock redeemable or convertible into any of our other securities. If we liquidate, dissolve or wind up our business or affairs, our assets will be divided up pro-rata on a share-for-share basis among the holders of our common stock after creditors and preferred shareholders, if any, are paid.

Item 5.  Interests of Named Experts and Counsel.

         None.

Item 6.  Indemnification of Officers and Directors.

         The Registrant's Articles of Incorporation as well as the Registrant's By-Laws provide for the indemnification of directors, officers, employees and agents of the corporation to the fullest extent provided by the Corporate Law of the State of Florida, as well as is described in the Articles of Incorporation and the By-Laws. These sections generally provide that the corporation may indemnify any person who was or is a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative except for an action by or in right of corporation by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation. Generally, no indemnification may be made where the person has been determined to be negligent or guilty of misconduct in the performance of his or her duties to the corporation.

Item 7.  Exemption from Registration Claimed.

         Not Applicable

Item 8.  Exhibits:

         Pursuant to Item 601 of Rule S-K, the following Exhibits are annexed hereto:

         Exhibit I. See Exhibits in Exhibit Index following the Signature Page hereof.


Item 9.  Undertakings:

         The undersigned Registrant hereby undertakes:

         (a) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (b) To file, during any period in which offers or sales are being made, a post- effective amendment to this Registration Statement.

         (c) That for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (d) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim against such liabilities (other than payment by the Registrant of expenses paid or incurred by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURE PAGE

         The Registrant, pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf the undersigned, thereunto duly authorized, in the City of Longwood, the state of Florida, on the 20th day of July, 2000.

                                            ULTIMATE FRANCHISE SYSTEMS, INC.



                                            /s/ Christopher M. Swartz
                                            --------------------------------
                                            By: Christopher M. Swartz
                                            Title:  President, Chief Executive
                                                    Officer and Director


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registration Statements has been signed by the following persons in the capacities and on the date indicated.

Dated: Longwood, Florida
       July 20, 2000

                                            ULTIMATE FRANCHISE SYSTEMS, INC.



                                            /s/ Christopher M. Swartz
                                            --------------------------------
                                            By: Christopher M. Swartz
                                            Title:  President, Chief Executive
                                                    Officer and Director

                                  EXHIBIT INDEX

EXHIBIT NUMBER                      ITEM

5.1      Opinion regarding legality by Law Office of L. Van Stillman, PA

23.1 Letter on audited financial information (consent of accountants) from Pender Newkirk & Co., CPA